Exhibit 99.1

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition by Tampa Electric Company	)	DOCKET NO. 2017 -EI
for a limited proceeding to approve 2017)
Amended and Restated Stipulation and
Settlement Agreement

)

In re: Tampa Electric Company’s Petition	)	DOCKET NO. 20160160-EI
for Approval of Energy Transaction	)
Optimization Mechanism	)	FILED: September 27, 2017
)

2017 AMENDED AND RESTATED

STIPULATION AND SETTLEMENT AGREEMENT

THIS AGREEMENT is dated this 27th day of September, 2017 and is by and between Tampa Electric Company (“Tampa Electric” or the “company”), the Office of Public Counsel (“OPC” or “Citizens”), the Florida Industrial Power Users Group (“FIPUG”), the Florida Retail Federation (“FRF”), the Federal Executive Agencies (“FEA”), and the WCF Hospital Utility Alliance (“HUA”). Collectively, Tampa Electric, OPC, FIPUG, FRF, FEA, and HUA shall be referred to herein as the “Parties” and the term “Party” shall be the singular form of the term “Parties.” OPC, FIPUG, FRF, FEA, and HUA will be referred to herein as the “Consumer Parties.” This document shall be referred to as the “2017 Agreement.”

Background

On September 8, 2013, Tampa Electric and the Consumer Parties filed a Stipulation and Settlement Agreement (“2013 Stipulation”) that resolved all the issues in Tampa Electric’s 2013 base rate case (Docket No. 20130040-EI). Therein, among other things, Tampa Electric agreed that the general base rates provided for in the 2013 Stipulation would remain in effect through December 31, 2017, and thereafter, until the company’s next general base rate case. The 2013 Stipulation also specified that Tampa Electric would forego seeking future general base rate increases with an effective date prior to January 1, 2018, except in limited circumstances. The Florida Public Service Commission (“FPSC” or “Commission”) approved the 2013 Stipulation and memorialized its decision in Order No. PSC-2013-0443-FOF-EI, issued September 30, 2013 (“2013 Stipulation Order”).

In late 2016, recognizing that the period in which Tampa Electric agreed to refrain from seeking general base rate increases would expire at the end of 2017, Tampa Electric and the Consumer Parties began discussing whether the company would be willing and able to (a) refrain from seeking a general base rate increase beyond December 31, 2017 and (b) extend the terms of the 2013 Stipulation for an additional period of time. The Parties also discussed the company’s desire to build 600 MW of solar photovoltaic generation with cost recovery via a solar base rate adjustment mechanism (“SoBRA”).

The Parties have entered into this 2017 Agreement in compromise of positions taken in accord with their rights and interests under Chapters 350, 366 and 120, Florida Statutes, as applicable, and as part of a negotiated exchange of consideration among the Parties to this 2017 Agreement, each Party has agreed to concessions to the others with the expectation, intent, and understanding such that all provisions of the 2017 Agreement, upon approval by the Commission, will be enforced by the Commission as to all matters addressed herein with respect to all Parties.

NOW, THEREFORE, in light of the mutual covenants of the Parties and the benefits accruing to all Parties through this 2017 Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Term.

This 2017 Agreement will become effective upon the date of the Commission’s vote approving it (the “Effective Date”) and continue through and including December 31, 2021, such that, except as specified in this 2017 Agreement, no base rates, charges, or credits (including the credits that are specifically the subject of this 2017 Agreement) or rate design methodologies will be changed before January 1, 2022. The period from the Effective Date through December 31, 2021 (subject to Paragraph 7(c)) shall be referred to herein as the “Term”. The Parties reserve all rights, unless such rights are expressly waived or released, under the terms of this 2017 Agreement.

2.    Return on Equity and Equity Ratio.

(a)    Subject to the adjustment Trigger provisions in Subparagraph 2(b), Tampa Electric’s authorized return on common equity (“ROE”) shall be within a range of 9.25% to 11.25%, with a mid-point of 10.25%, except under the conditions specifically provided in this 2017 Agreement in Paragraphs 2(b) and 7. Tampa Electric’s authorized ROE range and mid-point shall be used for all regulatory purposes during the Term, together with an equity ratio as follows: (a) a 54% equity ratio for the SoBRA revenue requirement calculations, (b) the company’s actual equity ratio for earnings surveillance reporting, and (c) the actual equity ratio up to a cap of 54% for purposes of setting cost recovery clause rates, triggering an exit from this 2017 Agreement pursuant to paragraph 7, or calculating interim rates.

(b)    ROE Trigger Mechanism. The purpose of the provisions in this Subparagraph 2(b) is to provide Tampa Electric with rate relief in the event that market capital costs, as indicated by the interest rate on U.S. Treasury bonds, rise above the level specified herein; these provisions are generically referred to as the “Trigger” mechanism or the “Trigger provisions,” or simply as the “Trigger.” If at any time during the Term, the average 30-year United States Treasury Bond yield rate for any period of six (6) consecutive months is at least 4.6039% (the “Trigger Point”)1, Tampa Electric’s authorized ROE shall be increased by 25 basis points to be within a range of 9.50% to 11.50%, with a mid-point of 10.50% (“Revised Authorized ROE”) from the Trigger Effective Date defined below for and through the remainder of the Term, and thereafter until the Commission resets the Company’s rates and its authorized ROE. The Trigger Criterion Value (“Trigger Value”) shall be calculated by summing the reported 30-year U.S. Treasury Bond rates for each day over a consecutive six-month period for which rates are reported, and dividing the resulting sum by the number of reporting days in such period. The effective date of the Revised Authorized ROE (“Trigger Effective Date”) shall be the first day of the month following the day in which the Trigger Value reaches the Trigger Point. If the Trigger Point is reached and the Revised Authorized ROE becomes effective, Tampa Electric’s Revised Authorized ROE range and mid-point shall be used for the remainder of the Term for all regulatory purposes, and thereafter until changed by a final non-appealable order (“Final Order”) of the Commission.

(c)    The ROE in effect at the expiration of the Term of this 2017 Agreement shall continue in effect until the company’s ROE is next reset by a Final Order of the Commission whether by operation of Paragraph 7 or otherwise.

[1]	This value was derived as provided for in the 2013 Stipulation and reflected in Late Filed Hearing Exhibit 246, in Docket No. 130040-EI as follows: “The Trigger shall be calculated by summing the reported 30-year U.S. Treasury Bond rates for each day over any six-month period, e.g. January 1, 2014 through July 1, 2014, or March 17, 2014 through September 17, 2014, for which rates are reported, and dividing the resulting sum by the number of reporting days in such period.”

3.    Customer Rates.

(a)    Except as specified in this 2017 Agreement, the company’s general base rates, charges, credits, and rate design methodologies, for retail electric service in effect on December 31, 2017, shall remain in effect for service rendered and charges imposed through and including December 31, 2021, and thereafter until revised by a future unanimous agreement of the Parties approved by a Final Order of the Commission or a Final Order of the Commission issued as the result of a future general base rate proceeding.

(b)    Except as specified in this 2017 Agreement, the company may not petition to change any of its general base rates, charges, credits, or rate design methodologies for retail electric service with an effective date for the new rates, charges, credits, or rate design methodologies earlier than January 1, 2022.

(c)    Notwithstanding Subparagraphs 3(a) and 3(b), the company shall be authorized to change its base rates as set forth in Paragraphs 6 and 9, below, in accordance with procedures identified for the SoBRA mechanism and to reduce rates in accordance with Federal Income Tax Reform that may occur during the Term of this 2017 Agreement.

(d)     The current lock period for the Contracted Credit Value (“CCV”) shall remain 72 months (6 years).

(e)    The company’s standby generator credit shall be increased from $4.75/kW/month to $5.35/kW/month, concurrent with meter reads for the first billing cycle of January 2018. The CCV credit shall be increased from $9.98/kW/month to $10.23/kW/month for secondary, $9.88/kW/month to $10.13/kW/month for primary, and $9.78/kW/month to $10.03/kW/month for sub-transmission voltage customers, concurrently with meter readings for the first billing cycle of January 2018. To the extent that implementation of these revised credits results in an under-recovery or over-recovery of revenues that are subject to the Energy Conservation Cost Recovery (“ECCR”) clause, the company shall be authorized to make an adjustment to remedy any such under-recovery or over-recovery in its ECCR charges for 2019 and thereafter. The level of these credits will not change during the Term and will remain in effect after the expiration of the Term until changed, if at all, by a future unanimous agreement of the Parties approved by a Final Order of the Commission or a Final Order of the Commission issued as a result of a future general base rate proceeding. The credit modifications addressed in this Subparagraph 3(e) are reflected in the revised tariff sheets set forth in Exhibit A to this 2017 Agreement, the approval of which shall constitute approval of the revised tariff sheets.

(f)    The company’s Economic Development Rider, which is set forth in Rate Schedule ECONOMIC DEVELOPMENT RATE – EDR of the company’s retail tariff, shall remain in effect during the Term and thereafter until modified or terminated by order of the Commission. The Parties intend that the Commission’s approval of this 2017 Agreement shall constitute continuing approval of the Economic Development Rider and that such approval shall satisfy the requirements of Rule 25-6.0426(3) - (6), F.A.C., and accordingly, the reductions afforded in Rate Schedule EDR shall be included as a cost in the company’s cost of service for all ratemaking purposes and surveillance reporting. The rates in the Economic Development Rider shall be open for new customers and for new applications by existing customers through December 31, 2021, unless the maximum amount of economic development expenditures as specified in Rule 25-6.0426, F.A.C., is met, at which time the Economic Development Rider will be closed to new customers and to new applications by existing customers until the amount again falls below the maximum allowed.

(g)    The provisions of this Paragraph 3 shall remain in effect during the Term except as otherwise permitted or provided for in this 2017 Agreement and shall continue in effect until changed by unanimous agreement of the Parties approved by a Final Order of the Commission or a Final Order of the Commission issued as a result of a future general base rate proceeding.

4.    Other Cost Recovery. Nothing in this 2017 Agreement shall preclude the company from requesting the Commission to approve the recovery of costs that are: (a) of a type which traditionally or historically would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) incremental costs not currently recovered in base rates which the Legislature expressly requires shall be clause recoverable subsequent to the approval of this 2017 Agreement. It is the intent of the Parties that, in conjunction with the provisions of Subparagraph 3(a), the company shall not seek to recover, nor shall the company be allowed to recover, through any cost recovery clause or charge, or through the functional equivalent of such cost recovery clauses and charges, costs of any type or category that have historically or traditionally been recovered in base rates, unless such costs are: (i) the direct and unavoidable result of new governmental impositions or requirements; or (ii) new or atypical costs that were unforeseeable and could not have been contemplated by the Parties resulting from significantly changed industry-wide circumstances directly affecting the company’s operations. As a part of the base rate freeze agreed to herein, the company will not seek Commission approval to defer for later recovery in rates, any costs incurred or reasonably expected to be incurred from the Effective Date through and including December 31, 2021, which are of the type which historically or traditionally have been or would be recovered in base rates, unless such deferral and subsequent recovery is expressly authorized herein or otherwise agreed to by each of the Parties. The Parties are not precluded from participating in any proceedings pursuant to this Paragraph 4, nor is any Party precluded from raising any issues pertinent to any such proceedings.

5.    Storm Damage.

(a)    Nothing in this 2017 Agreement shall preclude Tampa Electric from petitioning the Commission to seek recovery of costs associated with any tropical systems named by the National Hurricane Center or its successor without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings. Consistent with the rate design methods approved in this 2017 Agreement, the Parties agree that recovery of storm costs from customers will begin, on an interim basis (subject to refund following a hearing or a full opportunity for a formal proceeding), sixty days following the filing of a cost recovery petition and tariff with the Commission and will be based on a 12-month recovery period if the storm costs do not exceed $4.00/1,000 kWh on monthly residential customer bills. In the event the company’s reasonable and prudent storm costs exceed that level, any additional costs in excess of $4.00/1,000 kWh shall be recovered in a subsequent year or years as determined by the Commission, after hearing or after the opportunity for a formal proceeding has been afforded to all substantially affected persons or parties. All storm related costs shall be calculated and disposed of pursuant to Rule 25-6.0143, F.A.C., and shall be limited to (i) costs resulting from a tropical system named by the National Hurricane Center or its successor, (ii) the estimate of incremental storm restoration costs above the level of storm reserve prior to the storm, and (iii) the replenishment of the storm reserve to $55,860,642. The Parties to this 2017 Agreement are not precluded from participating in any such proceedings and opposing the amount of Tampa Electric’s claimed costs (for example, and without limitation, on grounds that such claimed costs were not reasonable or were not prudently incurred) or whether the proposed recovery is consistent with this Paragraph 5, but not the mechanism agreed to herein.

(b)    The Parties agree that the $4.00/1,000 kWh cap in this Paragraph 5 shall apply in aggregate for a calendar year; provided, however, that Tampa Electric may petition the Commission to allow Tampa Electric to increase the initial 12 month recovery at rates greater than $4.00/1,000 kWh or for a period longer than 12 months if Tampa Electric incurs in excess of $100 million of storm recovery costs that qualify for recovery in a given calendar year, inclusive of the amount needed to replenish the storm reserve to $55,860,642. All Consumer Parties reserve their right to oppose such a petition.

(c)    The Parties expressly agree that any proceeding to recover costs associated with any storm shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of operations of Tampa Electric and shall not apply any form of earnings test or measure or consider previous or current base rate earnings. Such issues may be fully addressed in any subsequent Tampa Electric base rate case.

(d)    The provisions of this Paragraph 5 shall remain in effect during the Term except as otherwise permitted or provided for in this 2017 Agreement and shall continue in effect until the company’s base rates are next reset by the Commission. For clarity, this means that if this 2017 Agreement is terminated pursuant to Paragraph 7 hereof, the company’s rights regarding storm cost recovery under this 2017 Agreement are terminated at the same time, except that any Commission-approved surcharge then in effect shall remain in effect until the costs subject to that surcharge are fully recovered. A storm surcharge in effect without approval of the Commission shall be terminated at the time this 2017 Agreement is terminated pursuant to Paragraph 7 hereof.

6.    Solar Base Rate Adjustment Mechanism (“SoBRA”).

(a)    Notwithstanding the general base rate freeze specified in Paragraph 2, the company shall be allowed to recover the cost of its investment in, and operation of, certain new solar generation facilities and to make solar base rate adjustments consistent with this Paragraph 6. If the applicable federal or state income tax rate for the Company changes before any of the increases provided for in in this Paragraph 6, the Company will adjust the amount of the base rate increase to reflect the new tax rate before the implementation of such increase, pursuant to the applicable methodology in Exhibit C.

(b)    Subject to the conditions in Subparagraph 6(c), the planned capacity amounts, earliest in-service and rate adjustment dates, and associated maximum annual revenue requirements (calculated at the Installed Cost Cap specified herein) are as follows:

Year	Earliest Rate Change And In-Service Date	Maximum Incremental SoBRA MW	Maximum Incremental Annualized SoBRA Revenue Requirements (millions)		Maximum Cumulative SoBRA MW	Maximum Cumulative Annualized SoBRA Revenue Requirements (millions)
2018	September 1	150	$30.6	[2]	150	$30.6
2019	January 1	250	$50.9		400	$81.5
2020	January 1	150	$30.6		550	$112.1
2021	January 1	50	$10.2		600	$122.3	[3]

[2]	The annual revenue requirement is approximately $30.6 million, however, since the first 150 MW Tranche is scheduled to come online September 1, 2018, the revenue requirements collected would be four months of the annual revenue requirements, or $10.2 million.
[3]	The 2021 Tranche can be included in and its costs recovered under the SoBRA mechanism only if the projects constituting the 2018 and 2019 Tranches in this table are in-service and operating per design specifications as of December 31, 2019, and were constructed at an average capital cost of no more than $1475 per kWac.

(c)    The company will seek approval of and cost recovery for specific solar generation projects in SoBRA Tranches up to the amounts as specified in this Paragraph 6. Nothing in this 2017 Agreement requires Tampa Electric to build the full amount of solar generating capacity allowed by this 2017 Agreement for any year or in total over the Term of this 2017 Agreement. Commission action may occur before or after expiration of the Term, but to qualify for cost recovery pursuant to these SoBRA provisions, any Tranche must be fully operational and providing service no later than December 31, 2022. A SoBRA Tranche may consist of a single project or may include multiple individual solar projects, which may be located throughout the company’s retail service territory. Tampa Electric will construct and bring into full commercial operation, the full Maximum Incremental SoBRA MW for each year’s Tranche by the dates shown in the table above. The Rate Change and In-Service Dates specified in the chart in Subparagraph 6(b) are “no sooner than” dates, and the SoBRA rate changes for each Tranche will be implemented effective on the earliest In-Service Date for that Tranche identified in such chart and subsequently trued up to reflect and correct for (1) any delay in the actual In-Service Dates of any of the projects in a particular Tranche beyond the applicable In-Service date for that Tranche and (2) the extent to which the actual installed costs of any project or projects vary from the projected costs used to set the SoBRA rate change but may not exceed the Maximum Incremental Annualized SoBRA Revenue Requirements or Maximum Cumulative Annualized SoBRA Revenue Requirements set forth in Subparagraph 6(b) or the Installed Cost Cap set forth in Subparagraph 6(d). Each SoBRA revenue increase shall be calculated based on the projected In-Service date, operating capacity, and estimated cost of the solar projects to which it corresponds, subject to being trued up as described in this Subparagraph 6(c). The 2021 SoBRA will only be available to the company if (i) for all projects in the 2018 and 2019 Tranches (totaling 400MW subject to the two percent (2%) variance allowance described in the following sentence), the actual average installed cost necessary to make such projects fully operational is less than or equal to $1,475 per kWac and (ii) the 2018 and 2019 Tranches in the amount of 400 MW (subject to the 2% variance) are installed and operating at design specifications as of December 31, 2019. The SoBRA Tranches of solar generation capacity and the associated revenue requirements shown in Subparagraph 6(b) are “up to” or maximum amounts; however, the amount of revenues and MW in the 2019 SoBRA Tranche or Tranches may vary by up to 2 percent of the 2019 total (5 MW variance, either greater than or less than the specified maximum for 2019) to accommodate efficient planning and construction of the associated individual solar projects, and the 2019 Tranche or Tranches remain subject to the cost cap contained herein. Tampa Electric shall make a filing with the Commission by February 28, 2020, reflecting whether it has met the requirements to qualify for the 2021 SoBRA Tranche.

(d)    For the solar projects that are approved by the Commission for cost recovery pursuant to this Paragraph 6, Tampa Electric’s base rates will be increased by the incremental annualized base revenue requirement in steps, one step for each SoBRA Tranche. Each such base rate adjustment will be referred to as a SoBRA, and shall be authorized for solar projects for which Tampa Electric files for Commission approval pursuant to this Paragraph 6. Each project qualifying for SoBRA treatment must consist of either single axis tracking or other solar electric generating equipment or tracking technology that yields greater efficiency or higher capacity value, or both, for the benefit of customers all within the cost caps stated in this Paragraph 6. The types of costs of solar projects that traditionally have been allowed in rate base (including Engineering, Procurement and Construction (“EPC”) costs; development costs including third party development fees, if any; permitting fees and costs; actual land costs and land acquisition costs; taxes; utility costs to support or complete development; transmission interconnection costs; installation labor and equipment costs; costs associated with electrical balance of system, structural balance of system, inverters, and modules; AFUDC at the weighted average cost of capital from Exhibit B of this 2017 Agreement; and other traditionally allowed rate base costs) shall be eligible for SoBRA cost recovery. The total installed capital cost of a project eligible for cost recovery through a SoBRA shall not exceed $1,500 per kWac (the “Installed Cost Cap”). This Installed Cost Cap shall apply on a per project basis, and includes all costs required to make each of the projects in a Tranche fully operational. Each SoBRA will be based on a 10.25% ROE, except under the conditions specifically provided in this 2017 Agreement in Subparagraph 2(b), a 54% equity ratio (based on investor sources of capital), and the incremental capital structure components of long-term debt, short-term debt (if any), common equity, and tax credits, adjusted to reflect the inclusion of investment tax credits on a normalized basis. The debt rate utilized to calculate the revenue requirements associated with the SoBRA projects will be updated to reflect the incremental costs of prospective long-term debt issuances during the first 12 months of operation of each project. The SoBRA Installed Cost Cap is an amount agreed to by and between the Parties that reflects their negotiations regarding all relevant factors affecting or determining the installed cost of each project, including but not limited to capital costs, costs of capital, capital structure, and the other costs and expenses associated with the project.

(e)    The Installed Cost Cap is not a “safe harbor” or a “build to” number for the company. The company will use reasonable efforts to design and build solar projects at installed costs below the cap. The Installed Cost Cap will limit the cost recovery of projects under a SoBRA, so if a project costs more than $1,500 per kWac, the company can recover through a SoBRA only the installed cost up to the Installed Cost Cap, but may use the actual installed cost for purposes of preparing its periodic earnings surveillance reports; however, during the company’s next general base rate proceeding, the depreciated net book value of any SoBRA project included in rate base for the test year may not exceed the Installed Cost Cap.

(f)    The individual solar generation projects contemplated in this 2017 Agreement are not subject to the Florida Electrical Power Plant Siting Act, because each project will be smaller than 75 MW, and accordingly, the projects contemplated herein will be subject to the process and FPSC approval as specified herein. For each SoBRA and associated SoBRA Tranche, Tampa Electric will file a petition for approval of each SoBRA, provided that the SoBRA rate change for each Tranche shall not take effect before the dates specified in the aforementioned chart. Each petition for approval of a SoBRA or SoBRAs shall be filed in a separate stand-alone docket. The petition for approval of the first SoBRA (September 1, 2018) shall be made as soon as reasonably possible after the Commission vote to approve this 2017 Agreement. The petition for approval of each of the remaining SoBRAs shall be made in a separate stand-alone docket; the company may file the petitions for each Tranche for the following year at the time of the company’s projection filings in the 2018, 2019 and 2020 Fuel and Purchased Power Cost Recovery Clause dockets (“Fuel Docket(s)”) for the 2019, 2020 and 2021 factors, respectively, or the company may file each SoBRA petition at a convenient time throughout each year. The Parties contemplate that there will be a final true-up for the 2021 SoBRA, if needed. The Parties agree to request that, to the extent practicable, the deadlines and schedules in the Fuel Dockets apply to the petitions for approval of SoBRAs, so that the amount of solar generation approved for recovery through a SoBRA and related fuel cost savings can be synchronized with the Fuel Dockets.

(g)    The issues for determination in each proceeding for approval of a SoBRA shall be limited to: (1) the cost effectiveness of the solar projects in the Tranche, (2) whether the installed cost of each project in the Tranche is projected to be under the Installed Cost Cap, (3) the amount of revenue requirements and appropriate increase in base rates needed to collect the estimated annual revenue requirement for the projects in a Tranche, (4) a true-up of previously approved SoBRAs for the actual cost of the previously approved projects, subject to the sharing provisions in Subparagraph 6(m), and (5) a true-up through the Capacity Cost Recovery Clause (“CCR”) of previously approved SoBRAs to reflect the actual in service dates and actual installed cost for each of the previously-approved projects. The cost effectiveness for the projects in a Tranche shall be evaluated in total by considering only whether the projects in the Tranche will lower the company’s projected system cumulative present value revenue requirement (“CPVRR”) as compared to such CPVRR without the solar projects.

(h)     The Parties expect and intend that the first SoBRA will be effective as of September 1, 2018, based on the Parties’ expectation and the company’s intent that all projects in the 2018 Tranche will be fully operational and providing service as of September 1, 2018. To accommodate efficient planning and construction by the company, the Consumer Parties agree that Tampa Electric may request the Commission to consider approval of the 2018 Tranche as soon as practicable following approval of this 2017 Agreement. The Parties further intend that Commission action on the remaining SoBRAs will be resolved, to the extent practicable, on a schedule that is contemporaneous with the annual, regularly scheduled Fuel and Purchased Power Cost Recovery Docket hearings, provided, however, that the Commission on its own initiative or upon good cause shown by any Party to this 2017 Agreement or any other entity satisfying the standing requirements of Florida law may set Tampa Electric’s request for approval of any SoBRA or SoBRA Tranche for a separate hearing to be held at any convenient time to permit timely resolution before the company’s projected In-Service date for the SoBRA Tranche that is the subject of such petition and hearing.

(i)     The SoBRA increases approved pursuant to this 2017 Agreement shall be calculated based upon Tampa Electric’s billing determinants used in the company’s then-most-current ECCR Clause filings with the Commission for the twelve months following the effective date of any respective SoBRA. To the extent necessary, this will include projections of such billing determinants into a subsequent calendar year so as to cover the same 12 months as the first 12 months of each Tranche of solar projects’ operations. The exception to this will be the first Tranche of SoBRA, which is to go into effect on September 1, 2018. In the case of this Tranche, the billing determinants used will be from the 2017 ECCR Clause filing for the 12 months of 2018 and the base rate adjustment derived on an annual basis but only applied to bills for the four months from September 2018 through December 2018 and then for the 12 months of 2019. The revenue requirement for each SoBRA Tranche shall be allocated to the rate classes using the 12 CP and 1/13th method of allocating production plant and shall be applied to existing base rates, charges and credits using the following principles:

(i)    40% of the revenue requirements that would otherwise be allocated to the lighting class under the 12 CP and 1/13th methodology shall be allocated to the lighting class for recovery through an increase in the lighting base energy rate and the remaining 60% shall be allocated ratably to the other customer classes.

(ii)    The revenue requirement associated with a SoBRA will be recovered through increases to demand charges where demand charges are part of a rate schedule, and through energy charges where no demand charge is used in a rate schedule.

(iii)    Within the GSD and IS rate classes, recovery of SoBRA revenue requirements allocated to those rate classes will be borne by non-standby demand charges only within a rate class, which methodology will not impact RS and GS rate classes.

(j)    The solar capacity amounts specified in Subparagraphs 6(b) and 6(c) shall limit the maximum amount of solar capacity for which the company may recover costs through a SoBRA during each year of the Term, which may include recovery during 2022 for any SoBRA that satisfies the capacity and cost caps provided herein; provided, however, if Tampa Electric receives approval for SoBRA recovery for capacity amounts below the capacity amounts specified in Subparagraphs 6(b) and 6(c) in any year, the company can seek recovery of the unused capacity in a future petition for approval up to the Maximum Cumulative SoBRA for the applicable year as set forth in Subparagraph 6(b), provided such request is filed with the Commission during the Term of this 2017 Agreement. A SoBRA may become effective at any time during the Term or within one year after expiration of the Term, as limited by Subparagraph 6(d) and subject to the termination of the company’s rights to seek SoBRA recovery if this 2017 Agreement is terminated pursuant to Paragraph 7 hereof.

(k)     For each of the SoBRAs specified in Subparagraphs 6(b) and 6(c), the increased base rates shall be reflected on Tampa Electric’s customer bills as specified herein. Tampa Electric will begin applying the increased base rate charges for each SoBRA concurrently with meter readings for the first billing cycle of September 2018 for the first SoBRA, subject to true-up as provided in Subparagraph 6(c). Tampa Electric will begin applying each subsequent SoBRA concurrently with meter readings for the first billing cycle of the month the Tranche is projected to go in service, subject to true-up as provided in Subparagraph 6(c). The Parties contemplate and intend that the final true-up for the 2021 SoBRA, if any, would be made to the CCR as soon as practicable following implementation of the 2021 SoBRA, if any.

(l)    Subject to the revenue requirement limits in Subparagraph 6(b), the SoBRA for a Tranche will be calculated using the company’s projected installed cost per kWac for each project (subject to the Installed Cost Cap); reasonable estimates for depreciation expense (based on an initial average service life of 30 years for depreciable plant), property taxes and fixed O&M expenses; an incremental capital structure reflecting the then current midpoint ROE and a 54% equity ratio adjusted to reflect the inclusion of investment tax credits on a normalized basis.

(m)    If Tampa Electric’s actual installed cost for a project is less than the Installed Cost Cap, the company’s customers and the company will share in the beneficial difference with 75% of the difference inuring to the benefit of customers and 25% serving as an incentive to the company to seek such cost savings over the life of this 2017 Agreement. By way of illustration, if the actual installed cost of a solar project is $1,400 per kWac, the final cost to be used for purposes of computing cost recovery under this 2017 Agreement and the true-up of the initial SoBRA shall be $1,425 per kWac [0.25 times ($1,500 - $1,400) + $1,400].

(n)    In order to determine the amount of each annual cost true-up, a revised SoBRA will be computed using the same data and methodology incorporated in the initial SoBRA, with the exception that the actual capital expenditures after sharing and the actual in-service date will be used in lieu of the capital expenditures on which the annualized revenue requirement was based. The difference between the cumulative base revenues since the implementation of the initial SoBRA factor and the cumulative base revenues that would have resulted if the revised SoBRA factor (for cost and In-Service date true-ups) had been in place during the same time period will be trued up with interest at the AFUDC rate shown in Exhibit B used for the projects, and will be made through a one-time, twelve-month adjustment through the CCR clause. On a going forward basis, the base rates will be adjusted to reflect the revised SoBRA factors.

(o)     Tampa Electric agrees to file monthly reports that will provide the same information as that filed with the Commission in Docket No. 20170007-EI by another utility for its solar projects, in order to reflect the performance of the solar projects after they have been placed in service.

(p)    Tampa Electric’s base rate and credit levels applied to customer bills, including the effects of the SoBRAs implemented pursuant to this 2017 Agreement, shall continue in effect until next reset by future unanimous agreement of the Parties approved by a Final Order of the Commission or a Final Order of the Commission issued as a result of a future general base rate proceeding. Any incentive attributed to the company during the term of this 2017 Agreement under Subparagraph 6(m) above will not be included in rate base in the company’s next general base rate proceeding, meaning that when a solar asset plant balance is moved to base rates in the company’s next general base rate case, only the actual cost — not any incentive — will be included.

(q)    For all new solar generation assets that Tampa Electric places in service during the Term, the lowest total installed cost per-kW solar energy resources up to the capacity amounts associated with the SoBRA mechanism will be attributed to the SoBRA mechanism in the event the company constructs more solar generation capacity than is subject to the SoBRA mechanism.

(r)    Nothing in this 2017 Agreement shall preclude any Party to this 2017 Agreement or any other lawful party from participating, consistent with the full rights of an intervenor, in any proceeding that addresses any matter or issue concerning the SoBRA provisions of this 2017 Agreement.

7.    Earnings.

(a)    Notwithstanding Paragraph 2 and subject to the Trigger provisions in Subparagraph 2(b) above, if Tampa Electric’s earned return on common equity falls below 9.25% during the Term on a monthly earnings surveillance report stated on an actual Commission thirteen-month average adjusted basis, Tampa Electric may petition the Commission to amend its base rates either through a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, or through a limited proceeding under Section 366.076, Florida Statutes. Nothing in this 2017 Agreement shall be construed as an agreement by the Consumer Parties that a limited proceeding would be appropriate, and Tampa Electric acknowledges and agrees that the Parties reserve and retain all rights to challenge the propriety of any limited proceeding or to assert that any request for base rate changes should properly be addressed through a general base rate case, as well as to challenge any substantive proposals to change the company’s rates in any such future proceeding. This floor of 9.25% shall be subject to adjustment in accordance with the Trigger provision in Subparagraph 2(b). For purposes of this 2017 Agreement, “Commission actual adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to Tampa Electric’s books required by the Commission by rule or order, but excluding pro forma adjustments. No Consumer Parties shall be precluded from participating in any proceeding initiated by Tampa Electric to increase base rates pursuant to this Paragraph 7, and no Consumer Party is precluded from opposing Tampa Electric’s request.

(b)    Notwithstanding Paragraph 2 and subject to the Trigger in Subparagraph 2(b) above, if Tampa Electric’s earned return on common equity exceeds 11.25% during the Term on a monthly earnings surveillance report stated on an actual Commission thirteen-month average adjusted basis, no Consumer Party shall be precluded from petitioning the Commission for a review of Tampa Electric’s base rates. In any case initiated by Tampa Electric or any other Party pursuant to Paragraph 7, all Parties will retain full rights conferred by law. The ceiling of 11.25% set forth in this Subparagraph shall be subject to adjustment in accordance with the Trigger provision in Subparagraph 2(b).

(c)    Notwithstanding Paragraph 2 and subject to the Trigger provisions in Subparagraph 2(b) above, this 2017 Agreement shall terminate upon the effective date of any Final Order of the Commission issued in any proceeding pursuant to Paragraph 7 that changes Tampa Electric’s base rates prior to the last billing cycle of December 2021.

(d)    This Paragraph 7 shall not: (i) be construed to bar Tampa Electric from requesting any recovery of costs otherwise contemplated by this 2017 Agreement; (ii) apply to any request to change Tampa Electric’s base rates that would become effective after the expiration of the Term of this 2017 Agreement; (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the Term of this 2017 Agreement to argue that Tampa Electric’s authorized ROE range should be different than as set forth in this 2017 Agreement; or (iv) affect the provisions of Subparagraphs 3(d) and 3(e) of this 2017 Agreement.

(e)    Notwithstanding any other provision of this 2017 Agreement, the Parties fully and completely reserve all rights available to them under the law to challenge the level or rate structure (or the cost of service methodologies underlying them) of Tampa Electric’s base rates, charges, credits, and rate design methodologies effective as of January 1, 2022 or thereafter. It is specifically understood and agreed that this 2017 Agreement does not preclude any Consumer Party from filing before January 1, 2022, an action to challenge the level or rate structure (or the cost of service methodologies underlying them) of Tampa Electric’s base rates, charges and credits effective as of January 1, 2022 or thereafter.

8.    Depreciation.

(a)    The Parties agree and intend that, notwithstanding any requirements of Rules 25-6.0436 and 25-6.04364, F.A.C., the company shall not be required during the Term of this 2017 Agreement to file any depreciation study or dismantlement study. The depreciation and amortization accrual rates approved by the FPSC and currently in effect as of the Effective Date of this 2017 Agreement shall remain in effect during the Term or the company’s next depreciation study, whichever is later. The Parties further agree that the provisions of Rules 25-6.0436 and 25-6.04364, F.A.C., which otherwise require depreciation and dismantlement studies to be filed at least every four years, will not apply to the company during the Term, and that the Commission’s approval of this 2017 Agreement shall excuse the company from compliance with the filing requirement of these rules during the Term.

(b)    Notwithstanding the non-deferral language in Paragraph 4, unless the company proposes a special capital recovery schedule and the Commission approves it, if coal-fired generating assets or other assets are retired or planned for retirement of a magnitude that would ordinarily or otherwise require a special capital recovery schedule, such assets will continue to be depreciated using their then existing depreciation rates and special capital recovery issues will be addressed in conjunction with the company’s next depreciation study. If the company installs Automated Meter Infrastructure (“AMI”) meters and retires Automated Meter Reading (“AMR”) meters during the Term, such assets will continue to be depreciated using their then existing depreciation rates and special capital recovery issues will be addressed in conjunction with the company’s next depreciation study.

(c)    Notwithstanding the provisions of Subparagraph 8(a) above, the company shall file a depreciation and dismantlement study or studies no more than one year nor less than 90 days before the filing of its next general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, such that there is a reasonable opportunity for the Consumer Parties to review, analyze and potentially rebut depreciation rates or other aspects of such depreciation and dismantlement studies contemporaneously with the company’s next general rate proceeding. The depreciation and dismantlement study period shall match the test year in the company’s MFRs, with all supporting data in electronic format with links, cells and formulae intact and functional, and shall be served upon all Consumer Parties and all intervenors in such subsequent rate case.

9.    Federal Income Tax Reform.

(a)    Changes in the rate of taxation of corporate income by federal or state taxing authorities (“Tax Reform”) could impact the effective tax rate recognized by the company in FPSC adjusted reported net operating income and the measurement of existing and prospective deferred federal income tax assets and liabilities reflected in the FPSC adjusted capital structure. When Congress last reduced the maximum federal corporate income tax rate in the Tax Reform Act of 1986, it included a transition rule that, as an eligibility requirement for using accelerated depreciation with respect to public utility property, provided guidance regarding returning to customers the portion of the resulting excess deferred income taxes attributable to the use of accelerated depreciation. To the extent Tax Reform includes a transition rule applicable to excess deferred federal income tax assets and liabilities (“Excess Deferred Taxes”), defined as those that arise from the re-measurement of those deferred federal income tax assets and liabilities at the new applicable corporate tax rate(s), those Excess Deferred Taxes will be governed by the Tax Reform transition rule, as applied to most promptly and effectively reduce Tampa Electric’s rates consistent with the Tax Reform rules and normalization rules.

(b)    If Tax Reform is enacted before the company’s next general base rate proceeding, the company will quantify the impact of Tax Reform on its Florida retail jurisdictional net operating income thereby neutralizing the FPSC adjusted net operating income of the Tax Reform to a net zero. The company’s forecasted earnings surveillance report for the calendar year that includes the period in which Tax Reform is effective will be the basis for determination of the impact of Tax Reform. The company will also adjust any SoBRAs that have not yet gone into effect to specifically account for Tax Reform. The impacts of Tax Reform on base revenue requirements will be flowed back to retail customers within 120 days of when the Tax Reform becomes law, through a one-time adjustment to base rates upon a thorough review of the effects of the Tax Reform on base revenue requirements consistent with Subparagraph 9(a). This adjustment shall be accomplished through a uniform percentage decrease to customer, demand and energy base rate charges for all retail customer classes. Any effects of Tax Reform on retail revenue requirements from the Effective Date through the date of the one-time base rate adjustment shall be flowed back to customers through the ECCR Clause on the same basis as used in any base rate adjustment. An illustration is included as Exhibit C. If Tax Reform results in an increase in base revenue requirements, the company will utilize deferral accounting as permitted by the Commission, thereby neutralizing the FPSC adjusted net operating income impact of the Tax Reform to a net zero, through the Term. In this situation, the company shall defer the revenue requirement impacts to a regulatory asset to be considered for prospective recovery in a change to base rates to be addressed in the company’s next base rate proceeding or in a limited scope proceeding before the Commission no sooner than the end of the Term.

(c)    All Excess Deferred Taxes shall be deferred to a regulatory asset or liability which shall be included in FPSC adjusted capital structure and flowed back to customers over a term consistent with law. If the same Average Rate Assumption Method used in the Tax Reform Act of 1986 is prescribed, then the regulatory asset or liability will be flowed back to customers over the remaining life of the assets associated with the Excess Deferred Taxes subject to the provisions related to FPSC adjusted operating income impacts of Tax Reform noted above. If the Tax Reform law or act is silent on the flow-back period, and there are no other statutes or rules that govern the flow-back period, then there shall be a rebuttable presumption that the following flow-back period(s) will apply: (1) if the cumulative net regulatory liability is less than $100 million, the flow-back period will be five years; or (2) if the cumulative net regulatory liability is greater than $100 million, the flow-back period will be ten years. The company reserves the right to demonstrate by clear and convincing evidence that such five or ten-year maximum period (as applicable) is not in the best interest of the company’s customers and should be increased to no greater than 50 percent of the remaining life of the assets associated with the Excess Deferred Taxes (“50 Percent Period”). The relevant factors to support the company’s demonstration include, but are not limited to, the impact the flow-back period would have on the company’s cash flow and credit metrics or the optimal capitalization of the company’s jurisdictional operations in Florida. If the company can demonstrate, by clear and convincing evidence, that limiting the flow-back period to the 50 Percent Period, in conjunction with the other Tax Reform provisions related to deferred taxes within this 2017 Agreement, will be the sole basis for causing a full notch credit downgrade by each of the major rating agencies (i.e. Standard & Poor’s and Moody’s), as expressly reflected in a publicly available report of the agencies, it may file to seek a longer flow-back period.

10.    Incentive Plan. The Parties consent to the FPSC’s approval of and request that the Commission approve the company’s Asset Optimization/Incentive Program as set forth in its Petition in Docket No. 160160-EI, dated June 30, 2016, for a four-year period beginning January 1, 2018, but with the following sharing thresholds: (a) up to $4.5MM/year, 100% gain to customers; (b) greater than $4.5MM/year and less than $8.0MM/year, 60% to shareholders and 40% to customers; and (c) greater than $8.0MM/year, 50% to shareholders and 50% customers.

11.    Other.

(a)     Except as specified in this 2017 Agreement, the company will enter into no new natural gas financial hedging contracts for fuel through December 31, 2022.

(b)    The company agrees that it will not seek to recover any costs from its customers related to investments in oil and/or natural gas exploration, reserves, acreage and/or production, including but not limited to investments in gas or oil exploration or production projects that utilize “fracking” (hydraulic fracturing) or similar technology, for a period of no less than five years after the Effective Date.

(c)    The company may not make separated/stratified sales from energy generated by solar assets being recovered through a SoBRA during the Term.

(d)    For any non-separated or non-stratified wholesale energy sales during the Term, the company will credit its fuel clause for an amount equal to the company’s incremental cost of generating or purchasing the amount of energy sold during the hours that any such sale was made.

(e)     The full benefits of solar renewable energy credits (“RECs”) (including any and all rights attaching to environmental attributes) associated with the solar projects subject to this 2017 Agreement, if any, will be retained for, and flowed through to, retail customers through the Environmental Cost Recovery Clause.

(f)    All dollar values, asset determinations, rate impact values and revenue requirements in this 2017 Agreement are intended by the Parties to be retail jurisdictional in amount or formulation basis, unless otherwise specified.

12.    New Tariffs. Nothing in this 2017 Agreement shall prelude Tampa Electric from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by Tampa Electric, provided that any such tariff request does not increase any existing base rate component of a tariff or rate schedule, or any other charge imposed on customers during the Term unless the application of such new or revised tariff, rate schedule, or charge is optional to Tampa Electric’s customers.

13.    Application of 2017 Agreement. No Party to this 2017 Agreement will request, support, or seek to impose a change to any term or provision of this 2017 Agreement. Except as provided in Paragraph 7, no Party to this 2017 Agreement will either seek or support any reduction in Tampa Electric’s base rates, charges, or credits, including limited, limited-scope, interim, or any other rate decreases, or changes to rate design methodologies, that would take effect prior to the first billing cycle for January 2022, except for any such reduction in base rates or charges (but not credits) requested by Tampa Electric or as otherwise provided for in this 2017 Agreement. Tampa Electric shall not seek interim, limited, or general base rate relief during the Term except as provided for in Paragraphs 6 or 7 of this 2017 Agreement. Tampa Electric is not precluded from seeking interim, limited or general base rate relief that would be effective during or after the first billing cycle in January 2022, nor are the Consumer Parties precluded from opposing such relief. Such interim relief may be based on time periods before January 1, 2022, consistent with Section 366.071, Florida Statutes, and calculated without regard to the provisions of this 2017 Agreement. Tampa Electric will not seek to adjust either the standby generator credit or the CCV credit either during the Term of this 2017 Agreement or thereafter, except by unanimous Agreement of the Parties approved by a Final Order of the Commission or a Final Order of the Commission issued as a result of a future general base rate proceeding.

14.    Commission Approval.

(a)     The provisions of this 2017 Agreement are contingent on approval of this 2017 Agreement in its entirety by the Commission without modification. The Parties further agree that this 2017 Agreement is in the public interest, that they will support this 2017 Agreement and that they will not request or support any order, relief, outcome, or result in conflict with the terms of this 2017 Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this 2017 Agreement or the subject matter hereof.

(b)     No Party will assert in any proceeding before the Commission that this 2017 Agreement or any of the terms in the 2017 Agreement shall have any precedential value. The Parties’ agreement to the terms in the 2017 Agreement shall be without prejudice to any Party’s ability to advocate a different position in future proceedings not involving this 2017 Agreement. The Parties further expressly agree that no individual provision, by itself, necessarily represents a position of any Party in any future proceeding, and the Parties further agree that no Party shall assert or represent in any future proceeding in any forum that another Party endorses any specific provision of this 2017 Agreement by virtue of that Party’s signature on, or participation in, this 2017 Agreement. It is the intent of the Parties to this 2017 Agreement that the Commission’s approval of all the terms and provisions of this 2017 Agreement is an express recognition that no individual term or provision, by itself, necessarily represents a position, in isolation, of any Party or that a Party to this 2017 Agreement endorses a specific provision, in isolation, of this 2017 Agreement by virtue of that Party’s signature on, or participation in, this 2017 Agreement.

(c)     The Parties intend, and agree to request that the Commission’s order state that approval of this 2017 Agreement in its entirety will resolve all matters in Docket No. 20160160-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes, and that Docket No. 20160160-EI will be closed effective on the date the Commission’s order approving this 2017 Agreement becomes final. The Parties further agree to request that Docket No. 20170057-EI be closed upon approval of this 2017 Agreement or as soon thereafter as is reasonably practical.

(d)     No Party shall seek appellate review of any Commission order approving this 2017 Agreement.

15.    Disputes. To the extent a dispute arises among the Parties about the provisions, interpretation, or application of this 2017 Agreement, the Parties agree to meet and confer in an effort to resolve the dispute. To the extent that the Parties cannot resolve any dispute, the matter may be submitted to the Commission for resolution.

16.    Execution. This 2017 Agreement is dated as of September 27, 2017. It may be executed in counterpart originals and a facsimile of an original signature shall be deemed an original.

IN WITNESS WHEREOF, the Parties evidence their acceptance and agreement with the provisions of this 2017 Agreement by their signature(s):

Tampa Electric Company
702 N. Franklin Street
Tampa, FL 33601

By	/s/ Gordon L. Gillette
Gordon L. Gillette, President

Signature Page to 2017 Agreement

Office of Public Counsel

J. R. Kelly, Esquire

Public Counsel

Charles Rewinkle, Esquire

Associate Public Counsel

c/o The Florida Legislature

111 West Madison Street, Room 812

Tallahassee, FL 32399-1400

By:	/s/ J.R. Kelly
J.R. Kelly

Signature Page to 2017 Agreement

The Florida Industrial Power Users Group

Jon C. Moyle, Jr., Esquire

Moyle Law Firm

The Perkins House

118 North Gadsden Street

Tallahassee, FL 32301

By:	/s/ Jon C. Moyle, Jr.
Jon C. Moyle, Jr.

Signature Page to 2017 Agreement

WCF Hospital Utility Alliance

Mark F. Sundback, Esquire

Kenneth L. Wiseman, Esquire

Andrews Kurth, LLP

1350 I Street, N.W., Suite 1100

Washington, D.C. 20005

By:	/s/ Kenneth L. Wiseman
Kenneth L. Wiseman

Signature Page to 2017 Agreement

Federal Executive Agencies

Thomas Andrew Jernigan, Esquire

AFLOA/JACL-ULFSC

139 Barnes Drive, Suite 1

Tyndall Air Force Base, FL 32403

By:	/s/ Thomas Jernigan
Thomas Jernigan

Signature Page to 2017 Agreement

Florida Retail Federation

Robert Scheffel Wright

Gardner, Bist, Bowden, Bush, Dee, LaVia & Wright, P.A.

1300 Thomaswood Drive

Tallahassee, FL 32308

By:	/s/ Robert Scheffel Wright
Robert Scheffel Wright